Exhibit 99.6

Oconee Federal Savings and Loan Association	REVOCABLE PROXY

Votes will be cast in accordance with the Proxy. Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof, and after notification to the Secretary of Oconee Federal at said meeting of the member’s decision to terminate this Proxy, then the power of said attorney-in-fact or agents shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt of a Notice of Special Meeting of Members and a Proxy Statement dated November 22, 2010 prior to the execution of this Proxy.

Signature:	Date:

Signature:	Date:

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.
IMPORTANT: Please Detach, Sign and Return ALL proxies from ALL packets received in the enclosed postage paid envelope. FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PLAN

STOCK ORDER FORM

(1) Number of Shares	Subscription Price	(2) Total Payment Due
	x $10.00 =	$ .00
Minimum Number of Shares: 25 ($250). Maximum Number of Shares: 25,000 ($250,000). See instructions on Reverse Side.

(3a) Method of Payment- Check or Money Order	$ .00
Enclosed is a personal check, bank check or money order made payable to Oconee Federal Financial Corp.

SEND OVERNIGHT PACKAGES TO: Attn: Stock Information Center 201 E. North Second Street Seneca, SC 29678 (864) 885-2261

Expiration Date For Stock Order Forms: [Offering Expiration Date] 1:00 p.m., Eastern Standard Time (received, not postmarked)

IMPORTANT: A properly completed original stock order form must be used to subscribe for common stock. Copies of this form are not required to be accepted. Please read the Stock Ownership Guide and Stock Order Form Instructions as you complete this form. Oconee Federal Financial Corp. reserves the right to accept or reject improper order forms.

(3b) Method of Payment - Deposit Account Withdrawal
Account Type		Oconee Federal Savings – Deposit Account Number(s)	Withdrawal Amount(s)

Savings CD	☐ ☐		$ .00
Savings CD	☐ ☐		$ .00
Savings CD	☐ ☐		$ .00
		Total Withdrawal	$ .00

(5) Check if you (or a household family member) are a:
☐ Director or Officer of Oconee Federal Savings and Loan Association or Oconee Federal Financial Corp.
☐ Employee of Oconee Federal Savings and Loan Association or Oconee Federal Financial Corp.

(4)    Purchaser Information (check one)

a.	☐	Eligible Account Holder - Check here if you were a depositor with at least $50 on deposit with Oconee Federal Savings and Loan Association as of June 30, 2009. Enter information in Section 9 for all deposit accounts that you had at Oconee Federal Savings and Loan Association on June 30, 2009.
b.	☐	Supplemental Eligible Account Holder - Check here if you were a depositor with at least $50 on deposit with Oconee Federal Savings and Loan Association as of September 30, 2010 but not an Eligible Account Holder. Enter information in Section 9 for all deposit accounts that you had at Oconee Federal Savings and Loan Association as of September 30, 2010.
c.	☐	Other Members - Check here if you were a depositor of Oconee Federal Savings and Loan Association as of [Voting Record Date], or a borrower as of October 21, 1991 whose borrowings remain outstanding as of [Voting Record Date], who were not able to subscribe for shares under the Eligible or Supplemental Account Holders Categories.
d.	☐	Local Community - Natural persons who are residents of Oconee and Pickens Counties, South Carolina will receive preference in a community offering. Indicate your county of residence in section #8 below.
e.	☐	General Public

(6) Maximum Purchaser Identification:  ☐  Check here if you, individually or together with others (see section 7), are subscribing for the maximum purchase allowed and are interested in purchasing more shares if the two maximum purchase limitations are increased. See Section 1 of the Stock Order Form Instructions on the reverse side.

(7) Associates/Acting in Concert:  ☐  Check here if you, or any associates or persons acting in concert with you, have submitted other orders for shares. If you check this box, list below all other orders submitted by you or your associates or by persons acting in concert with you.

Name(s) listed in Section 8 on other Order Forms	Shares Ordered	Name(s) listed in Section 8 on other Order Forms	Shares Ordered

(8) Stock Registration - Please Print Legibly and Fill out Completely:    (Note: The stock certificate and all correspondence related to this stock order will be mailed to the address provided below.)

☐ Individual	☐ Individual Retirement Account	☐ Corporation
☐ Joint Tenants	☐ Uniform Gift to Minors Act	☐ Partnership
☐ Tenants in Common	☐ Uniform Transfer to Minors Act	☐ Trust - Under Agreement Dated

Name	SS# or Tax ID
Name	SS# or Tax ID
Address	Daytime Telephone #
City State Zip Code County of Residence	Evening Telephone #

(9) Qualifying Accounts:    You should list any accounts that you may have or had with Oconee Federal Savings and Loan Association in the box below. SEE THE STOCK ORDER FORM INSTRUCTION GUIDE ON THE REVERSE SIDE OF THE ORDER FORM FOR FURTHER DETAILS. All subscription orders are subject to the provisions of the stock offering.

NAMES ON ACCOUNTS	ACCOUNT NUMBER

FAILURE TO LIST ALL OF YOUR ACCOUNTS MAY RESULT IN THE LOSS OF PART OR ALL OF YOUR SUBSCRIPTION RIGHTS.

(10) Acknowledgement and Signature: I acknowledge that this Order Form, with full payment and properly executed, must be received by Oconee Federal Financial Corp. no later than 1:00 p.m., Eastern Standard Time, on [Offering Expiration Date], unless extended. Otherwise, this Order Form and all subscription rights will be voidable. I agree that after receipt by Oconee Federal Financial Corp., this Order Form may not be modified, withdrawn or cancelled without Oconee Federal Financial Corp.’s consent, and that if withdrawal from a deposit account has been authorized above, the amount will not otherwise be available for withdrawal by me.

Federal regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of subscription rights, or the underlying securities to the account of another. Under penalty of perjury, I certify that (1) I am purchasing shares solely for my own account, and there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares, (2) the Social Security or Tax ID information and all other information provided herein are true, correct and complete, and (3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to backup withholding.]

I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT, IS NOT FEDERALLY INSURED, AND IS NOT GUARANTEED BY OCONEE FEDERAL FINANCIAL CORP., OCONEE FEDERAL SAVINGS AND LOAN ASSOCIATION, OR BY THE FEDERAL GOVERNMENT OR BY ANY STATE GOVERNMENT OR ANY GOVERNMENT AGENCY. If anyone asserts that the shares of common stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call the Office of Thrift Supervision’s Consumer Response Center at (800) 842-6929.

I further certify that, before purchasing the common stock of Oconee Federal Financial Corp., I received the Prospectus dated November     , 2010.

The Prospectus that I received, dated November     , 2010, contains disclosure concerning the nature of the common stock being offered by Oconee Federal Financial Corp. and describes, in the Risk Factors section of the Prospectus, the risks involved in the investment in this common stock, including, but not limited to, the following:

RISKS RELATED TO OUR BUSINESS

1.	The United States economy remains weak and unemployment levels are high. A prolonged economic downturn, especially one affecting our geographic market area, would likely materially affect our business and financial results.
2.	Future changes in interest rates could reduce our profits.
3.	We have a high concentration of loans secured by real estate in our market area.
4.	If our allowance for loan losses is not sufficient to cover actual losses, our earnings could decrease.
5.	Higher FDIC insurance premiums and special assessments will adversely affect our earnings.
6.	The recently enacted financial reform legislation may have an adverse effect on the amount of dividends we can pay, which could adversely affect the value of our common stock.
7.	Government responses to economic conditions may adversely affect our operations, financial condition and earnings.
8.	Financial reform legislation recently enacted by Congress will, among other things, eliminate the Office of Thrift Supervision, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.
9.	Strong competition within our market area may limit our growth and profitability.
10.	Future changes in the level of support that the Government provides housing finance could adversely impact our financial condition and operating results.
11.	We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements. This will increase our operating expenses.
12.	Our business is continually subject to technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements.
13.	We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.
14.	We rely on our management team for the successful implementation of our business strategy.

RISKS RELATED TO THE OFFERING

1.	The future price of the shares of common stock may be less than the purchase price in the offering.
2.	There will be a limited trading market in our common stock, which will hinder your ability to sell our common stock and may lower the market price of the stock.
3.	The capital we raise in the offering will reduce our return on equity, which could negatively affect the trading price of our common stock.
4.	The contribution of shares to the charitable foundation will dilute your ownership interests and adversely affect net income.
5.	The contribution to the charitable foundation may not be tax deductible, which could reduce our profits.
6.	Our stock benefit plans will increase our costs, which will reduce our income.
7.	The implementation of a stock-based incentive plan may dilute your ownership interest.
8.	We have broad discretion in allocating the proceeds of the offering, and our failure to effectively utilize such proceeds could reduce our profits.
9.	Persons who purchase stock in the offering will own a minority of Oconee Federal Financial Corp.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.
10.	Our stock value may be negatively affected by our mutual holding company structure and federal regulations restricting takeovers.
11.	The corporate governance provisions in our charter and bylaws may prevent or impede the holders of a minority of our common stock from obtaining representation on our board of directors and may also prevent or impede a change in control.
12.	Our management team has no experience managing a public company and regulatory compliance may divert its attention from the day-to-day management of our business.

YOUR ORDER IS NOT VALID UNLESS SIGNED ONE SIGNATURE REQUIRED, UNLESS SECTION (3b) OF THIS FORM INCLUDES ACCOUNTS REQUIRING		Official Use Only	/ / Date
MORE THAN ONE SIGNATURE TO AUTHORIZE WITHDRAWAL. IF SIGNING AS A CUSTODIAN, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE
		Batch #	Order #
Signature (title, if applicable)	(Date)		$
		Check #	Amount
Signature (title, if applicable)	(Date)		$
		Check #	Amount

Oconee Federal Savings and Loan Association	REVOCABLE PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OCONEE FEDERAL SAVINGS AND LOAN ASSOCIATION

FOR A SPECIAL MEETING OF MEMBERS

TO BE HELD ON JANUARY 6, 2011

The undersigned member of Oconee Federal Savings and Loan Association (“Oconee Federal”) hereby appoints the full Board of Directors, with full powers of substitution, as attorneys-in-fact and agents for and in the name of the undersigned, to vote such votes as the undersigned may be entitled to vote at the Special Meeting of Members of Oconee Federal, to be held at the main office of Oconee Federal, 115 East North Second Street, Seneca, South Carolina, on January 6, 2011 at        :         p.m., local time, and at any and all adjournments thereof. They are authorized to cast all votes to which the undersigned is entitled as follows:

1.The approval of the “Oconee Federal Savings and Loan Association Plan of Reorganization from a Mutual Savings and Loan Association to a Mutual Holding Company and Stock Issuance Plan” pursuant to which Oconee Federal will reorganize into the mutual holding company structure. As part of this plan of reorganization, Oconee Federal will convert to a federally chartered stock savings and loan association that will be wholly owned by Oconee Federal Financial Corp., a to-be-formed federal corporation. Pursuant to this plan of reorganization, Oconee Federal Financial Corp. will issue 65% of its to-be-outstanding shares of common stock to Oconee Federal, MHC, a federally-chartered mutual holding company that will be formed pursuant to this plan of reorganization, offer for sale to certain depositors and others 33% of its to-be-outstanding shares of common stock and, if approved by members, issue a number of shares equal to 6% of the shares of common stock sold in the stock offering and contribute up to $418,968 to a charitable foundation to be established by Oconee Federal; and

☐ FOR	☐ AGAINST

2.The approval of the Oconee Federal Charitable Foundation and the funding of the foundation with 6% of the shares of common stock of Oconee Federal Financial Corp. sold in the stock offering and up to $418,968;

☐ FOR	☐ AGAINST
such other business as may properly come before this Special Meeting or any adjournment thereof.

NOTE: The Board of Directors is not aware of any other matter that may come before the Special Meeting of Members.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING THE ADJOURNMENT OF THE MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Oconee Federal Financial Corp.

Stock Order Form Instructions

Item 1 and 2 – Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares ordered by the subscription price of $10.00 per share. The minimum purchase is 25 shares. Generally, the maximum purchase for any person is 25,000 shares (25,000 shares x $10.00 per share = $250,000). No person, together with “associates”, as defined in the prospectus, and persons “acting in concert”, as defined in the prospectus, may purchase more than 62,500 shares (62,500 shares x $10.00 per share = $625,000) of the common stock offered in the stock offering. For additional information, see “The Reorganization and The Stock Offering – Limitations on Purchase of Shares” in the prospectus.

Item 3a – Payment for shares may be made in cash (only if delivered by you in person, although we request you to exchange the cash for a check with any of the tellers at our Oconee Federal Savings and Loan Association branches) or by check, bank draft or money order payable to Oconee Federal Savings and Loan Association. DO NOT MAIL CASH. Your funds will earn interest at Oconee Federal Savings and Loan Association’s passbook savings rate until the stock offering is completed.

Item 3b – To pay by withdrawal from a deposit account or certificate of deposit at Oconee Federal Savings and Loan Association, insert the account number(s) and the amount(s) you wish to withdraw from each account. If more than one signature is required for a withdrawal, all signatories must sign in the signature box on the front of the Stock Order Form. To withdraw from an account with checking privileges, please write a check. Oconee Federal Savings and Loan Association will waive any applicable penalties for early withdrawal from certificate of deposit accounts (CDs). A hold will be placed on the account(s) for the amount(s) you indicate to be withdrawn. Payments will remain in account(s) until the Stock Offering closes and earn their respective rate of interest, but will not be available for your use until the completion of the transaction.

Item 4 – Please check the appropriate box to tell us the earliest of the three dates that apply to you, or the local community or general public boxes if you were not a depositor on any of the key dates.

Item 5 – Please check one of these boxes if you are a director, officer or employee of Oconee Federal Savings and Loan Association or Oconee Federal Financial Corp., or a member of such person’s household.

Item 6 – Please check the box, if applicable. If you check the box but have not subscribed for the maximum amount and did not complete Item 7, you may not be eligible to purchase more shares.

Item 7 – Check the box, if applicable, and provide the requested information. Attach a separate page, if necessary. In the Prospectus dated November     , 2010, please see the section entitled “The Reorganization and The Stock Offering - Limitations on Purchase of Shares” for more information regarding the definition of “associate” and “acting in concert.”

Item 8 – The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of Oconee Federal Financial Corp. common stock. Please complete this section as fully and accurately as possible, and be certain to supply your social security or Tax I.D. number(s) and your daytime and evening phone numbers. We will need to call you if we cannot execute your order as given. If you have any questions regarding the registration of your stock, please consult your legal advisor or contact the Stock Information Center at (864) 885-2261. Subscription rights are not transferable. If you are an eligible or supplemental eligible account holder or other depositor, to protect your priority over other purchasers as described in the prospectus, you must take ownership in at least one of the account holder’s names.

Individual – The stock is to be registered in an individual’s name only. You may not list beneficiaries for this ownership.

Joint Tenants – Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

Tenants in Common – Tenants in common may also identify two or more owners. When stock is to be held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

Individual Retirement Account – Individual Retirement Account (“IRA”) holders may only make stock purchases from their existing IRA if it is a self-directed IRA or through a prearranged “trustee-to-trustee” transfer if their IRA is currently at Oconee Federal Savings and Loan Association. The stock cannot be held in your Oconee Federal Savings and Loan Association account. Please contact your broker or self-directed IRA account provider as quickly as possible to explore this option, as it may take several days to complete a trustee-to-trustee transfer.

Registration for IRA’s:

On Name Line 1 – list the name of the broker or trust department followed by CUST or TRUSTEE.

On Name Line 2 – FBO (for benefit of) YOUR NAME [IRA a/c #            ].

Address will be that of the broker / trust department to where the stock certificate will be sent.

The Social Security / Tax I.D. number(s) will be either yours or your trustee’s, as the trustee directs. Please list your phone numbers.

Uniform Gift To Minors Act – For residents of South Carolina and Vermont, stock may be held in the name of a custodian for the benefit of a minor under the Uniform Gifts to Minors Act (“UGMA”) of the individual state. For residents of Georgia, North Carolina and most other states, stock may be held in a similar type of ownership under the Uniform Transfers to Minors Act (“UTMA”). For either ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the child reaches legal age. Only one custodian and one minor may be designated.

Registration for UGMA or UTMA:

On Name Line 1 – print the name of the custodian followed by the abbreviation “CUST”

On Name Line 2 – FBO (for benefit of) followed by the name of the minor, followed by UGMA-SC (or your state’s abbreviation) or UTMA-GA (or your state’s abbreviation).

List only the minor’s social security number on the form.

Corporation/Partnership – Corporations/Partnerships may purchase stock. Please provide the Corporation/Partnership’s legal name and Tax I.D. To have priority subscription rights, the Corporation/Partnership must have an account in the legal name. Please contact the Stock Information Center to verify subscription rights and purchase limitations.

Fiduciary/Trust – Generally, fiduciary relationships (such as Trusts, Estates, Guardianships, etc.) are established under a form of trust agreement or a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity.

Instructions: On the first name line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first name line. Following the name, print the fiduciary title, such as trustee, executor, personal representative, etc. On the second name line, print the name of the maker, donor or testator or the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after “Under Agreement Dated,” fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

Item 9 – You should list any qualifying accounts that you have or may have had with Oconee Federal Savings and Loan Association in the box located under the heading “Qualifying Accounts”. For example, if you are ordering stock in just your name, you should list all of your account numbers as of the earliest of the three dates that you were a depositor. Similarly, if you are ordering stock jointly with another depositor, you should list all account numbers under which either of you are owners, i.e. individual accounts, joint accounts, etc. If you are ordering stock in your minor child’s or grandchild’s name under the Uniform Gift to Minors Act, the minor must have had an account number on one of the three dates and you should list only their account number(s). If you are ordering stock as a corporation, you need to list just that corporation’s account number, as your individual account number(s) do not qualify. Failure to list all of your qualifying deposit account numbers may result in the loss of part or all of your subscription rights.

Item 10 – Sign and date the form where indicated. Before you sign please read carefully and review the information which you have provided and read the acknowledgement. Only one signature is required, unless any account listed in section 3b of this form requires more than one signature to authorize a withdrawal. Please review the Prospectus dated November     , 2010 carefully before making an investment decision.

Should you have any questions, please call our Stock Information Center at (864) 885-2261, Monday through Friday between 9 a.m. and 4 p.m., Eastern Standard Time, except bank holidays.